Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-15983 on Form N-1A of our report dated January 13, 2023, relating to the financial statements and financial highlights of Fidelity Nasdaq Composite Index Fund, a fund of Fidelity Concord Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Concord Street Trust for the year ended November 30, 2022, and to the references to us under the headings “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Firm ” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 19, 2023